SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 Infinity, Inc.
                              ---------------------
                                (Name of Issuer)



                    Common Stock, par value $0.0001 per share
           ----------------------------------------------------------
                         (Title of Class of Securities)



                                    45663L403
                               -------------------
                                 (CUSIP Number)



                                  June 13, 2001
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



[Check the appropriate box to designate the rule pursuant to which this Schedule is filed:]

      |X|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)



                               ------------------

                               Page 1 of 12 Pages

                                  SCHEDULE 13G

CUSIP No.  45663L403                                       Page  2  of  11 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas I. Unterberg
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

        NUMBER OF               57,500
         SHARES           ------------------------------------------------------
       BENEFICIALLY      6)     SHARED VOTING POWER
        OWNED BY
          EACH                  0
       REPORRTING        -------------------------------------------------------
         PERSON          7)     SOLE DISPOSITIVE POWER
          WITH
                                57,500
                         -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       57,500
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       See footnote 1.
                                                                            |X|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.7%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  45663L403                                       Page  3  of  11 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Robert M. Matluck
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

        NUMBER OF               0
         SHARES          -------------------------------------------------------
       BENEFICIALLY      6)     SHARED VOTING POWER
        OWNED BY
          EACH                  0
       REPORRTING        -------------------------------------------------------
         PERSON          7)     SOLE DISPOSITIVE POWER
          WITH
                                0
                         -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       See footnote 1.
                                                                            |X|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  45663L403                                       Page  4  of  11 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Andrew Arno
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

        NUMBER OF               10,000
         SHARES          -------------------------------------------------------
       BENEFICIALLY      6)     SHARED VOTING POWER
        OWNED BY
          EACH                  0
       REPORRTING        -------------------------------------------------------
         PERSON          7)     SOLE DISPOSITIVE POWER
          WITH
                                10,000
                         -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       10,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       See footnote 2.
                                                                            |X|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.3%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  45663L403                                       Page  5  of  11 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       C.E. Unterberg, Towbin, a California Limited Partnership
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) |_|
                                                                       (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       California
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

        NUMBER OF               135,000
         SHARES          -------------------------------------------------------
       BENEFICIALLY      6)     SHARED VOTING POWER
        OWNED BY
          EACH                  0
       REPORRTING        -------------------------------------------------------
         PERSON          7)     SOLE DISPOSITIVE POWER
          WITH
                                135,000
                         -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       135,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       See footnote 3.
                                                                            |X|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No.  45663L403                                       Page  6  of  11 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       C.E. Unterberg Towbin, Towbin Capital Partners I, LP
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                         5)     SOLE VOTING POWER

        NUMBER OF               50,000
         SHARES          -------------------------------------------------------
       BENEFICIALLY      6)     SHARED VOTING POWER
        OWNED BY
          EACH                  0
       REPORRTING        -------------------------------------------------------
         PERSON          7)     SOLE DISPOSITIVE POWER
          WITH
                                50,000
                         -------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       50,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

       See footnote 4.
                                                                            |X|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------


----------

1. Each of Messrs. Unterberg and Matluck disclaim beneficial ownership of (i) warrants and notes convertible into 135,000 shares of common stock of the Issuer held by C.E. Unterberg, Towbin, a California Limited Partnership, in which they serve as members of the executive committee of its general partner; and (ii) notes convertible into 50,000 shares of common stock of the Issuer held by C.E. Unterberg, Towbin Capital Partners I, LP, in which they serve as managing directors of its general partner.

2. Mr. Arno disclaims beneficial ownership of warrants and notes convertible into 135,000 shares of common stock of the Issuer held by C.E. Unterberg, Towbin, a California Limited Partnership, in which he serves as a member of the executive committee of its general partner.

                                  Schedule 13G
                                  ------------


Item 1(a).  Name of Issuer:

            Infinity, Inc. (the "Issuer")

Item 1(b).  Address of Issuer's Principal Executive Offices:

            211 West 14th Street
            Chanute, Kansas  66720

Item 2(a).  Name of Person Filing:

            Thomas I. Unterberg
            Robert M. Matluck
            Andrew Arno
            C.E. Unterberg, Towbin, a California Limited Partnership ("CA LP") C.E. Unterberg Towbin, Towbin Capital Partners I, LP ("Capital Partners")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            For purposes herein, the principal business address for Messrs. Unterberg, Matluck, and Arno is:

                        c/o C.E. Unterberg, Towbin
                        350 Madison Avenue
                        New York, New York  10017

            For purposes herein, the principal business address of CA LP is:

                        C.E. Unterberg, Towbin,
                        350 Madison Avenue
                        New York, New York  10017

            For purposes herein, the principal business address of Capital Partners is:

                        C.E. Unterberg, Towbin,
                        350 Madison Avenue,
                        New York, New York 10017

Item 2(c).  Citizenship or Place of Organization:

            Messrs. Unterberg, Matluck and Arno are all US citizens.

            CA LP: California

            Capital Partners: Delaware

Item 2(d).  Title of Class of Securities:

            Common Stock, $0.0001 par value per share of the Issuer.

Item 2(e).  CUSIP Number:

            45663L403

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |X|  Broker or Dealer Registered Under Section 15
                       of the Act (15 U.S.C. 78o)

            CA LP only.

            (b)   |_|  Bank as defined in section 3(a)(6) of the Act
                       (15 U.S.C. 78c)

            (c)   |_|  Insurance Company as defined in section
                       3(a)(19) of the Act (15 U.S.C. 78c)

            (d)   |_|  Investment Company registered under section 8
                       of the Investment Company Act of 1940
                       (15 U.S.C. 80a-8)

            (e)   |X|  Investment Adviser in accordance with
                       ss. 240.13d-1(b)(1)(ii)(E)

            CA LP only.

            (f)   |_|   Employee benefit plan or endowment fund in
                        in accordance with ss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in
                        accordance withss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined inss.3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition
                        of an investment company under ss.3(c)(15) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance withss.240.13d-1(b)(ii)(J)

            The above classifications are not applicable to Capital Partners or Messrs. Unterberg, Matluck and Arno.

Item 4.     Ownership.

            (a)   Amount beneficially owned:

                              Mr. Unterberg:    57,500

                              Mr. Matluck:           0

                              Mr. Arno:         10,000

                              CA LP:           135,000

                              Capital Partners: 50,000

            (b)   Percent of class:

                              Mr. Unterberg:       1.7%

                              Mr. Matluck:           0%

                              Mr. Arno:            0.3%

                              CA LP:               4.0%

                              Capital Partners:    1.5%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                              Mr. Unterberg:    57,500

                              Mr. Matluck:           0

                              Mr. Arno:         10,000

                              CA LP:           135,000

                              Capital Partners: 50,000

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition of:

                              Mr. Unterberg:    57,500

                              Mr. Matluck:           0

                              Mr. Arno:         10,000

                              CA LP:           135,000

                              Capital Partners: 50,000

                  (iv)  Shared power to dispose or to direct the disposition of:  0

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Each of Messrs. Unterberg and Arno act as trustees with respect to a portion of the shares reported in this filing and therefore they do not have the right to receive the proceeds from the sale of such shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Exhibit A.   Joint Filing Agreement among the Filing Persons.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



                                  November 28, 2001
                                  -------------------------------------
                                  Date



                                  /s/  Thomas I. Unterberg
                                  -------------------------------------
                                  Thomas I. Unterberg



                                  /s/  Robert M. Matluck
                                  -------------------------------------
                                  Robert M. Matluck



                                  /s/  Andrew Arno
                                  -------------------------------------
                                  Andrew Arno



                                  C.E. UNTERBERG, TOWBIN, A CALIFORNIA
                                  LIMITED PARTNERSHIP


                                  By /s/ Andrew Arno
                                     -------------------------------------
                                     Name:  Andrew Arno
                                     Title: Co-Chief Executive Officer


                                  C.E. UNTERBERG TOWBIN, CAPITAL PARTNERS I, LP


                                  By /s/ Andrew Arno
                                     -------------------------------------
                                     Name:  Andrew Arno
                                     Title: Managing Member

                                                                       Exhibit A

                             JOINT FILING AGREEMENT


            In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of statements on Schedule 13G (including amendments thereto) with respect to the shares of common stock, par value $0.0001 per share, of Infinity, Inc., a Colorado corporation, and further agree to the inclusion of this Joint Filing Agreement as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 28th day of November, 2001.



                                    /s/ Thomas I. Unterberg
                                    ------------------------------------
                                    Thomas I. Unterberg


                                    /s/ Robert M. Matluck
                                    ------------------------------------
                                    Robert M. Matluck


                                    /s/ Andrew Arno
                                    ------------------------------------
                                    Andrew Arno


                                    C.E. UNTERBERG, TOWBIN, A CALIFORNIA
                                    LIMITED PARTNERSHIP


                                    By: /s/ Andrew Arno
                                       ---------------------------------
                                       Name:  Andrew Arno
                                       Title: Co-Chief Executive Officer



                                    C.E. UNTERBERG TOWBIN, CAPITAL
                                    PARTNERS I, LP


                                    By: /s/ Andrew Arno
                                       --------------------------------
                                       Name:  Andrew Arno
                                       Title: Managing Member